UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

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FIRST CHESTER COUNTY CORPORATION

(Name of Registrant as Specified in its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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FIRST CHESTER COUNTY CORPORATION

9 North High Street

West Chester, Pennsylvania 19380

NOTICE OF SPECIAL MEETING OF SHAREHOLDERS

TO BE HELD            , 2008

TO OUR SHAREHOLDERS:

Notice is hereby given that a Special Meeting of the shareholders of First Chester County Corporation (the “Corporation”) will be held on                               , 2008 at      a.m., at                                       for consideration of and action by the holders of the Corporation’s common stock upon the following matters:

1.         To amend the Corporation’s Articles of Incorporation to authorize the issuance of 25,000 shares of preferred stock, $1,000.00 par value per share, which would be issued solely in connection with the Corporation’s participation in the Capital Purchase Program instituted by the U.S. Department of Treasury;

2.         To adjourn, if necessary, the Special Meeting to a later date if, at the time of the Special Meeting, there are insufficient votes to approve the amendment of the Corporation’s Articles of Incorporation and additional time is needed to permit further solicitation of proxies; and

3.	To transact such other business as may properly come before the Special Meeting.

The Board of Directors has fixed the close of business on                     , 2008 as the record date for the determination of holders of stock of the Corporation entitled to notice of, and to vote at, the Special Meeting.

The Board of Directors invites you to attend the Special Meeting in person. Whether or not you plan to attend, please sign, date and return the enclosed proxy card to assure that your shares are represented at the Special Meeting. Returning your proxy card does not deprive you of your right to attend the Special Meeting and vote your shares in person.

If you hold your shares in a brokerage account or if your shares are held by a custodian or other nominee: Please be sure to mark your voting choices on the voting instruction card that accompanies this proxy statement. If you fail to specify your voting instructions for the proposal to amend the Articles of Incorporation, your shares will not be voted and will have the same effect as a vote “against” this proposal.

By Order of the Board of Directors

John B. Waldron
Secretary

West Chester, Pennsylvania

November , 2008

FIRST CHESTER COUNTY CORPORATION

9 North High Street

West Chester, Pennsylvania 19380

PROXY STATEMENT

This Proxy Statement is furnished and is being mailed with the accompanying proxy card on or about November 25, 2008 in connection with the solicitation of proxies by the Board of Directors of First Chester County Corporation (the “Corporation”) to be voted at the Special meeting of Shareholders and at any adjournment thereof, for the purposes stated in the Notice of Special Meeting of Shareholders and discussed more fully in this Proxy Statement. The Special Meeting will be held on                          , 2008 at a.m., at                                                        .

Any person giving a proxy has the power to revoke it at any time before its exercise by a later dated proxy, delivery of a written revocation to the Secretary of the Corporation, or, after delivery to the Secretary of a written revocation of any prior proxies, attendance at the Special Meeting and voting in person. In the absence of contrary instructions, properly executed proxies, received and unrevoked, will be voted by the persons named in the proxy: (i) ”FOR” the proposal to amend the Corporation’s Articles of Incorporation to authorize the issuance of 25,000 shares of preferred stock, $1,000.00 par value per share, which would be issued solely in connection with the Corporation’s participation in the Capital Purchase Program instituted by the U.S. Department of Treasury, (ii) ”FOR” the proposal to adjourn the Special Meeting to a later date, if necessary, to permit further solicitation of proxies if there are insufficient votes at the time of the Special Meeting to approve the Amendment to the Corporation’s Articles of Incorporation, and (iii) in their discretion with respect to such other business as may properly come before the Special Meeting. The Corporation knows of no such other business as of the date of this Proxy Statement.

The Corporation will bear the entire cost of soliciting proxies for the Special Meeting. In addition to the use of mails, proxies may be solicited by personal interview, telephone or other means of communication by the Corporation’s directors, officers and employees. The Corporation may also, in its discretion, retain the services of an independent proxy solicitor.

VOTING SECURITIES OF THE CORPORATION

Only shareholders of record at the close of business on             , 2008 (the “record date”) are entitled to notice of, and to vote at, the Special Meeting. As of November 5, 2008, there were 5,188,205 shares of common stock outstanding and entitled to vote at the Special Meeting, each entitled to one vote per share. The holders of a majority of the outstanding shares of common stock of the Corporation, present either in person or by proxy, will constitute a quorum for the transaction of business at the Special Meeting. If a broker holds shares of common stock in street name for the benefit of any of its customers, and returns a signed proxy for such shares, the shares represented by such proxy will be considered present at the Special Meeting and will be counted towards a quorum.

Approval of the proposal to amend the Articles of Incorporation requires the affirmative votes of the holders of a majority of the outstanding shares of common stock entitled to vote at the Special Meeting. Abstentions will have the same effect on the outcome of such vote as a “no” vote. If a broker holding shares of common stock for its customers in street name returns a signed proxy but does not receive voting instructions from the beneficial owners of such shares (a "broker non-vote"), the shares will not be voted and will have the same effect on the outcome of such vote as a “no” vote. Approval of the proposal to adjourn the Special Meeting, if necessary, requires the vote of the holders of a majority of the shares having voting powers, present in person or by proxy. Abstentions will have the same effect on the outcome of such vote as a “no” vote. Broker non-votes will have no effect on the outcome of such vote.

As of November 5, 2008, the Wealth Management Division of First National Bank of Chester County (the “Bank”), a wholly-owned subsidiary of the Corporation held 428,505 shares of common stock of the Corporation, representing 8.26% of the total outstanding shares of the Corporation’s common stock. Of these shares, 39,888 shares (0.77% of the total outstanding shares) are held in accounts where the Bank is sole trustee or executor and may not be voted by the Bank’s Wealth Management Division on the amendment to the Corporation’s Articles of Incorporation. The shares may be voted by the Bank, however, in its capacity as trustee or executor on other matters. The remaining 388,617 shares of common stock (7.49% of the total outstanding shares) are held in accounts where the Bank is co-trustee, agent or custodian, and these shares may not be voted by the Bank without the authorization of the other co-trustee, agent or custodian.

PROPOSAL 1 – TO APPROVE AN AMENDMENT TO THE CORPORATION’S ARTICLES OF INCORPORATION TO AUTHORIZE THE ISSUANCE OF 25,000 SHARES OF PREFERRED STOCK, $1,000.00 PAR VALUE PER SHARE

General

We are asking you to approve a proposal to amend the Corporation’s Articles of Incorporation to authorize the issuance of 25,000 shares of preferred stock, $1,000.00 par value per share. Such shares, if issued, would be issued in connection with the program instituted by the U.S. Department of Treasury to provide additional capital to U.S. financial institutions. This program is referred to as the Treasury’s Capital Purchase Program and is more fully described below. The amendment would authorize the Board of Directors to designate the rights, privileges and other attributes of the preferred stock as are necessary or advisable to enable the Corporation to participate in the Capital Purchase Program.

The Board of Directors has unanimously approved the amendment to the Corporation’s Articles of Incorporation and believes such action to be in the best interests of the Corporation and its shareholders. The complete text of the form of the amendment to the Corporation’s Articles of Incorporation for the authorization of preferred stock is set forth in Appendix “A” to this proxy statement (the “Amendment”).

Currently, the Corporation’s Articles of Incorporation authorize the issuance of 25,000,000 shares of common stock and do not authorize the issuance of any class of preferred stock. Assuming approval of the Amendment, the total number of shares of stock of each class which the Corporation shall have authority to issue and the par value of each share of each class of stock are as follows:

Class	Par Value	Authorized Shares
Common	$1.00	25,000,000
Preferred	$1,000.00	25,000
Total	25,025,000

Capital Purchase Program

The United States government recently enacted the Emergency Economic Stabilization Act of 2008 (the “EESA”) to attempt to restore liquidity and stability to the financial system in the United States. Pursuant to the EESA, on October 14, 2008, the United States Department of the Treasury (the “Treasury”) announced a voluntary Capital Purchase Program (the “Program”) to encourage United States financial institutions to raise additional capital to increase the flow of financing to United States businesses and consumers and to support the United States economy in general. Under this Program, the Treasury has announced that it will purchase up to $250 billion of senior preferred shares in qualifying U.S. financial institutions, as determined by the Treasury. The Treasury intends the Program to attract broad participation by healthy institutions, and already The Treasury has purchased preferred stock under this program from nine major banks in the aggregate amount of $125 billion.

The Corporation is an eligible institution under the Program. The Program provides access to capital which may not otherwise be available to financial institutions in the current market. The Corporation would intend to utilize such additional capital to enhance shareholder value by providing funds to facilitate further asset growth. Accordingly, the Corporation currently plans to file an application with the federal banking regulators to participate in the Program. The Corporation cannot assure you that it will be selected to participate in the Program, or, if selected, what amount of capital will be made available to it under the Program. Moreover, the terms and conditions of participation in the Program have not be finalized. Thus, even if the Corporation is selected to participate in the Program, the Corporation has not committed to issue the preferred stock to the Treasury, and shareholder approval of the proposed Amendment would not commit the Corporation to issue the preferred stock if the final terms and conditions are not acceptable to the Corporation.. Further information regarding the Program is available on the Treasury’s Internet website athttp://www.treas.gov/initiatives/eesa/.

To participate in the Program, an eligible financial institution must apply with its primary banking regulator(s) on or before November 14, 2008. The Treasury, in consultation with each applicant’s primary banking regulator, will determine whether a financial institution will be permitted to participate in the Program and the amount of capital to be allocated to that financial institution. Each financial institution selected to participate in the Program (a “participating institution”) may sell senior preferred shares to the Treasury (“Program Preferred Shares”) in an amount not less than 1% nor more than 3% of its risk-weighted assets, as determined by the Treasury. Under these guidelines, the Corporation would be permitted to apply to issue Program Preferred Shares generating gross proceeds to us of approximately $25,000,000. The Corporation intends to apply for this amount.

Description of the Program Preferred Shares

The proposed Amendment would authorize 25,000 shares of preferred stock, $1,000.00 par value per share, with only such voting rights, preferences, limitations and special rights, if any, that are necessary or advisable to enable the Corporation to participate in the Capital Purchase Program. The proposed Amendment is set forth in Appendix “A”. A summary of the terms and conditions applicable to the Program Preferred Shares as issued by the U.S. Department of Treasury is attached hereto as Appendix “B”.

The Program Preferred Shares will constitute Tier 1 capital and will:

•	rank senior to common stock,
•	pay cumulative quarterly dividends at the rate of 5% per annum for five years and 9% per annum thereafter, and
•

will otherwise be non-voting, other than having class voting rights on the issuance of any shares ranking senior to the Program Preferred Shares, any amendment to the terms of the Program Preferred Shares or any merger, exchange or similar transaction which would adversely affect the rights of the Program Preferred Shares.

A participating institution may not redeem Program Preferred Shares during the first three years after issuance except with the proceeds from a “qualified equity offering” generating gross proceeds of not less than 25% of the issue price of the Program Preferred Shares. A “qualified equity offering” means an offering of Tier 1 qualifying perpetual preferred stock or common stock for cash. After the third anniversary of issuance, a participating institution may redeem Program Preferred Shares without limitation. In all cases, the redemption price will be 100% of the issue price plus, for bank holding companies, all accrued and unpaid dividends to the date of redemption.

So long as any of the Program Preferred Shares are outstanding, a participating institution may not:

•

without the consent of the Treasury, until the third anniversary of the date of issuance of the Program Preferred Shares, increase the amount of dividends paid on any shares ranking junior to the Program Preferred Shares, unless the Treasury has transferred the Program Preferred Shares to third parties;

•

without the consent of the Treasury, redeem or repurchase any other shares or other securities until the third anniversary of the date of issuance, other than shares repurchased in connection with any employee benefit plans, unless prior to that time the Treasury has transferred the Program Preferred Shares to third parties, or

•	pay dividends on or redeem any shares ranking junior to the preferred stock, unless all accrued dividends on the Program Preferred Shares have been paid in full.

A participating institution is also required to issue to the Treasury a ten year warrant to acquire a number of shares of common stock having a market price equal to 15% of the original issue price of the Program Preferred Shares. The Program Preferred Shares, warrants and underlying warrant shares will be freely transferable by the Treasury, and a participating institution will be required to take all steps reasonably requested to facilitate the transfer of the Program Preferred Shares and related warrant and warrant shares, including the filing of a shelf registration statement with the Securities and Exchange Commission covering the resale by the Treasury of these securities.

A participating institution is required to comply with certain executive compensation and corporate governance requirements so long as the Program Preferred Shares are outstanding. These requirements generally will:

•

limit the amount of severance paid to its Chief Executive Officer, Chief Financial Officer and three other most-highly compensated executive officers to no more than three times the officer’s average W-2 compensation over the five years prior to separation;

•

require its compensation committees to periodically evaluate the institution’s compensation program with the assistance of its chief risk officer to ensure that no incentive compensation plan could lead the covered officers to take unnecessary and excessive risks that could threaten the value of the Corporation;

•

require any bonus plan to provide that any covered officer must surrender any bonus or incentive compensation paid on account of materially inaccurate financial statements or any other materially inaccurate performance metric; and

•	prohibit any participating institution from taking a deduction for federal tax purposes for compensation paid to any of the covered officers in excess of $500,000 for any year.

The foregoing summarizes the material provisions of the Program as it would apply to the Corporation and was prepared based on a summary of the Program published by the Treasury. The terms of the Program are subject to change by the Treasury and expressly subject to the detailed terms of the Program agreements prepared by the Treasury to evidence the purchase and sale of Program Preferred Shares. Further information regarding the Program is available on the Treasury’s Internet website athttp://www.treas.gov/initiatives/eesa/.

The Board of Directors recommends a vote “FOR” the Proposal to amend the Corporation’s Articles of Incorporation to authorize the issuance of 25,000 shares of preferred stock, $1,000.00 par value per share.

PROPOSAL 2 – ADJOURNMENT

In the event that the Corporation does not have sufficient votes to approve and adopt the Corporation’s Amendment to its Articles of Incorporation at the Special Meeting, the Corporation intends to adjourn the Special Meeting to permit further solicitation of proxies. If the Corporation adjourns the Special Meeting, the Corporation will not give notice of the time and place of the adjourned meting other than by an announcement of such time and place at the Special Meeting.

The Board of Directors recommends a vote “FOR” the adjournment proposal.

OTHER INFORMATION

Share Ownership of Named Executive Officers, Directors and Certain Beneficial Owners

The following table sets forth, as of November 5, 2008, unless otherwise noted, the number and percentage of shares of common stock which, according to the information supplied to the Corporation, are beneficially owned by: (i) each of the Named Executive Officers, (ii) each of the directors of the Corporation, (iii) each holder who is the beneficial owner of more than five percent (5%) of the issued and outstanding shares of common stock (other than the Wealth Management Division of the Bank whose holdings are described in the section of this Proxy Statement entitled “Voting Securities”), and (iv) all directors and executive officers of the Corporation as a group. A person owns his shares directly as an individual unless otherwise indicated.

NAMED EXECUTIVE OFFICERS	Number of Shares(1)(2)	Percentage(3)
John A. Featherman, III	95,026 (4)	1.82%
Kevin C. Quinn	55,134 (5)	1.06%
John E. Balzarini	12,995 (6)	-
Clay T. Henry	4,896 (7)	-
Deborah R. Pierce	3,771 (8)	-

CLASS I DIRECTORS (TERM EXPIRING IN 2009)
Clifford E. DeBaptiste	156,270 (9)	3.00%
Lynn Marie Johnson-Porter	51 (10)	-
John B. Waldron	15,224 (11)	-

CLASS II DIRECTORS (TERM EXPIRING IN 2010)
Brian K. Campbell	13,450 (12)	-
M. Robert Clarke	25,300 (13)	-
Matthew S. Naylor	1,000 (14)	-
David L. Peirce	38,775 (15)	-
Kevin C. Quinn	55,134 (5)	1.06%

CLASS III DIRECTORS (TERM EXPIRING IN 2011)
John A. Featherman, III	95,026 (4)	1.82%
John S. Halsted	25,336 (16)	-
J. Carol Hanson	20,245 (17)	-
Edward A. Leo	6,100 (18)	-

BENEFICIAL OWNERS
Banc Fund V, L.P., et al.	369,503 (19)	7.12%
208 South LaSalle Street
Chicago, Illionis 60604

George W. Connell	282,164 (20)	5.44%
Three Radnor Corporate Center
Suite 450
Radnor, PA 19087

All directors and executive officers	557,045 (21)	10.39%
as a group (28 persons)

(1)

Shares of Common Stock which are held in the Corporation’s retirement savings plan (the “Retirement Savings Plan”) are reported as of September 30, 2008, the most recent date for which such information is available. The voting of shares held in the Retirement Savings Plan may be directed by the person for whose account such shares are held.

(2)

Totals include (i) shares that may be acquired within sixty days after November 5, 2008 (“Option Shares”) through the exercise of stock options and (ii) shares of restricted stock (“Restricted Shares”) which are non-transferable until such time as they vest. Restricted Shares that are included in this table are referred to in this proxy statement as either the “Restricted Shares (2007)” (which were granted on March 8, 2007) or “Restricted Shares (2008)” (granted on February 7, 2008). One-third of the Restricted Shares (2007) vest on each of the following dates: March 8, 2008, March 8, 2009 and March 8, 2010, subject to continued employment and satisfaction of other conditions set forth in a restricted stock agreement. The Restricted Shares (2008) will not vest until February 7, 2011, subject to the Corporation’s performance as set forth in a restricted stock agreement.

(3)	Percentages are omitted for those owning less than one percent of the shares of Common Stock outstanding.

(4)

Mr. Featherman has sole voting and investment power of 55,079 shares, including 25,150 shares held in an IRA account, 2,000 Restricted Shares (2007) and 4,500 Restricted Shares (2008). Mr. Featherman shares, with his wife, voting and investment power of 8,976 shares. Mr. Featherman’s wife has sole voting and investment power of 2,714 shares. Total includes 9,557 shares held in the Retirement Savings Plan and 18,700 Option Shares.

(5)

Mr. Quinn has sole voting and investment power of 13,500 shares, including 2,000 Restricted Shares (2007) and 4,500 Restricted Shares (2008). Mr. Quinn shares, with his wife, voting and investment power of 322 shares. Mr. Quinn’s wife holds 2,140 shares in a retirement plan. Mr. Quinn shares, with his mother, voting and investment power of 220 shares. Total includes 6,502 shares held in the Retirement Savings Plan and 32,450 Option Shares.

(6)

Mr. Balzarini has sole voting and investment power of 10,051 shares, including 1,000 Restricted Shares (2007) and 2,250 Restricted Shares (2008). Total includes 2,944 shares held in the Retirement Savings Plan.

(7)	Mr. Henry has sole voting and investment power of 4,896 shares, including 1,000 Restricted Shares (2007) and 2,250 Restricted Shares (2008).

(8)

Ms. Pierce has sole voting and investment power of 3,750 shares, including 1,000 Restricted Shares (2007) and 2,250 Restricted Shares (2008). Total includes 21 shares held in the Retirement Savings Plan. Effective October 29, 2008, the position of Executive Vice President for Human Resources and Administration of the Bank was eliminated as part of an internal organizational restructuring. As a result, Ms. Pierce, who had held this position, is no longer employed by the Bank.

(9)	Mr. DeBaptiste has sole voting and investment power of 139,770 shares. Total includes 16,500 Option Shares.

(10)	Ms. Johnson-Porter shares, with her mother, voting and investment power of 51 shares.

(11)	Mr. Waldron has sole voting and investment power of 220 shares. Mr. Waldron shares, with his wife, voting and investment power of 9,504 shares. Total includes 5,500 Option Shares.

(12)	Mr. Campbell has sole voting and investment power of 13,450 shares.

(13)	Mr. Clarke has sole voting and investment power of 2,200 shares. Mr. Clarke shares, with his wife, voting and investment power of 6,600 shares. Total includes 16,500 Option Shares.

(14)	Mr. Naylor has sole voting and investment power of 1,000 shares.

(15)	Mr. Peirce has sole voting and investment power of 22,275 shares, including 2,200 shares held in an IRA account. Total includes 16,500 Option Shares.

(16)	Mr. Halsted has sole voting and investment power of 8,275 shares. Mr. Halsted’s wife has sole voting and investment power of 591 shares. Total includes 16,500 Option Shares.

(17)	Ms. Hanson has sole voting and investment power of 3,745 shares. Total includes 16,500 Option Shares.

(18)	Mr. Leo has sole voting and investment power of 6,100 shares.

(19)

According to a Schedule 13G/A jointly filed with the SEC on February 11, 2008 by Bank Fund V L.P. (“BF V”), an Illinois Limited Partnership, Banc Fund VI L.P. (“BF VI”), an Illinois Limited Partnership, and Banc Fund VII L.P. (“BF VII”), an Illinois limited partnership (collectively, the “Reporting Persons”), the Reporting Persons beneficially owned, in the aggregate, 369,503 shares at December 31, 2007. The general partner of BF V is MidBanc V L.P. (“MidBanc V”), whose principal business is to be a general partner of BF V. The general partner of BF VI is MidBanc VI L.P. (“MidBanc VI”), whose principal business is to be a general partner of BF VI. The general partner of BF VII is MidBanc VII L.P. (“MidBanc VII”), whose principal business is to be a general partner of BF VII. MidBanc V, MidBanc VI, and MidBanc VII are Illinois limited partnerships. The general partner of MidBanc V, MidBanc VI, and MidBanc VII (the “Partnership entities”) is the Banc Funds Company, L.L.C. (“TBFC”), whose principal business is to be a general partner of MidBanc V, MidBanc VI, and MidBanc VII. TBFC is an Illinois corporation whose principal shareholder is Charles J. Moore. Mr. Moore is President of TBFC. He has also been manager of BF V, BF VI, and BF VII since their respective inceptions. As manager, Mr. Moore has voting and dispositive power over the securities of the issuer held by each of those entities. Mr. Moore is also the controlling member of TBFC, and therefore controls each of the Partnership entities directly and indirectly controlled by TBFC. According to a Form 13F-HR filed with the SEC on August 11, 2008, as of the quarter ended June 30, 2008, TBFC beneficially owned 409,564 shares.

(20)	According to a Schedule 13G filed with the SEC on July 1, 2008, as of June 11, 2008, Mr. Connell has sole voting and investment power of 282,164 shares.

(21)	Of the total shares beneficially owned by all directors and executive officers as a group, 174,961 shares are Option Shares and 31,438 shares are held in the Retirement Savings Plan.

Shareholder Proposals

The Corporation expects that its next annual meeting of shareholders will be held in late April 2009. Any proposal of a shareholder intended to be presented for action at the annual meeting would have to have been received by the Corporation in writing at its main office in West Chester, Pennsylvania, no later than November 14, 2008, to be considered timely received for inclusion in the proxy statement and form of appointment of proxy distributed by the Corporation in connection with that meeting.

Shareholders intending to present proposals at the next Annual Meeting and not intending to have such proposals included in the Corporation’s next proxy statement must send their proposals to the Corporation’s Secretary at the address given in the prior paragraph not later than January 29, 2009. If notification of a shareholder proposal is not received by such date, the proxies may vote, in their discretion, any and all of the proxies received in this solicitation against such proposal.

Other Matters

As of the date of this Proxy Statement, management has no knowledge of any matters to be presented at the Special Meeting other than those referred to above. If any other matters properly come before the Special Meeting, the persons named in the accompanying form of proxy intend to vote such proxy in accordance with their best judgment.

By Order of the Board of Directors

John B. Waldron
Secretary

West Chester, Pennsylvania

November , 2008

APPENDIX “A”

Proposed Amendment to the Corporation’s Articles of Incorporation

Subject to the approval of the shareholders of the Corporation, the current Article V of the Articles of Incorporation of the Corporation shall be deleted in its entirety and a new Article V shall be amended and restated in its entirety to read as follows:

ARTICLE V

The aggregate number of shares of capital stock which the corporation shall have authority to issue is twenty-five million, twenty-five thousand (25,025,000), consisting of twenty-five million (25,000,000) shares of common stock with a par value of $1.00 per share, and 25,000 shares of preferred stock with a par value of $1,000.00 per share. The Board of Directors is hereby authorized from time to time in one or more series or classes, as board designated preferred stock pursuant to Section 1522 of the Pennsylvania Business Corporation Law, to provide by resolution for the issuance of shares of preferred stock for purposes of permitting the corporation to participate in the TARP Capital Purchase Program (the “Program”) instituted by the United States Department of Treasury pursuant to the Emergency Economic Stabilization Act of 2008, as now existing or as the same may from time to time hereafter be amended. Such preferred shares shall have only such voting rights, designations, preferences, qualifications, privileges, limitations, restrictions, and special or relative rights, if any, as are necessary, or which the Board may find advisable to enable the corporation to participate or, in the reasonable business judgment of the Board, take advantage of attributes of the Program, such rights, designations and privileges of any such class or series of preferred stock to be fixed by such resolution of the Board establishing any such class or series.

A-1

APPENDIX “B”

TARP Capital Purchase Program

Senior Preferred Stock and Warrants

Summary of Senior Preferred Terms

Issuer: Qualifying Financial Institution (“QFI”) means (i) any U.S. bank or U.S. savings association not controlled by a Bank Holding Company (“BHC”) or Savings and Loan Holding Company (“SLHC”); (ii) any U.S. BHC, or any U.S. SLHC which engages only in activities permitted for financial holding companies under Section 4(k) of the Bank Holding Company Act, and any U.S. bank or U.S. savings association controlled by such a qualifying U.S. BHC or U.S. SLHC; and (iii) any U.S. BHC or U.S. SLHC whose U.S. depository institution subsidiaries are the subject of an application under Section 4(c)(8) of the Bank Holding Company Act; except that QFI shall not mean any BHC, SLHC, bank or savings association that is controlled by a foreign bank or company. For purposes of this program, “U.S. bank”, “U.S. savings association”, “U.S. BHC” and “U.S. SLHC” means a bank, savings association, BHC or SLHC organized under the laws of the United States or any State of the United States, the District of Columbia, any territory or possession of the United States, Puerto Rico, Northern Mariana Islands, Guam, American Samoa, or the Virgin Islands. The United States Department of the Treasury will determine eligibility and allocation for QFIs after consultation with the appropriate Federal banking agency.

Initial Holder: United States Department of the Treasury (the “UST”).

Size: QFIs may sell preferred to the UST subject to the limits and terms described below. Each QFI may issue an amount of Senior Preferred equal to not less than 1% of its risk-weighed assets and not more than the lesser of (i) $25 billion and (ii) 3% of its risk-weighted assets.

Security: Senior Preferred, liquidation preference $1,000 per share. (Depending upon the QFI’s available authorized preferred shares, the UST may agree to purchase Senior Preferred with a higher liquidation preference per share, in which case the UST may require the QFI to appoint a depositary to hold the Senior Preferred and issue depositary receipts.)

Ranking: Senior to common stock and pari passu with existing preferred shares other than preferred shares which by their terms rank junior to any existing preferred shares.

Regulatory Capital Status: Tier 1.

Term: Perpetual life.

Dividend: The Senior Preferred will pay cumulative dividends at a rate of 5% per annum until the fifth anniversary of the date of this investment and thereafter at a rate of 9% per annum. For Senior Preferred issued by banks which are not subsidiaries of holding companies, the Senior Preferred will pay non-cumulative dividends at a rate of 5% per annum until the fifth anniversary of the date of this investment and thereafter at a rate of 9% per annum. Dividends will be payable quarterly in arrears on February 15, May 15, August 15 and November 15 of each year.

Redemption: Senior Preferred may not be redeemed for a period of three years from the date of this investment, except with the proceeds from a Qualified Equity Offering (as defined below) which results in aggregate gross proceeds to the QFI of not less than 25% of the issue price of the Senior Preferred. After the third anniversary of the date of this investment, the Senior Preferred may be redeemed, in whole or in part, at any time and from time to time, at the option of the QFI. All redemptions of the Senior Preferred shall be at 100% of its issue price, plus (i) in the case of cumulative Senior Preferred, any accrued and unpaid dividends and (ii) in the case of noncumulative Senior Preferred, accrued and unpaid dividends for the then current dividend period (regardless of whether any dividends are actually declared for such dividend period), and shall be subject to the approval of the QFI’s primary federal bank regulator.

“Qualified Equity Offering” shall mean the sale by the QFI after the date of this investment of Tier 1 qualifying perpetual preferred stock or common stock for cash.

Following the redemption in whole of the Senior Preferred held by the UST, the QFI shall have the right to repurchase any other equity security of the QFI held by the UST at fair market value.

Restrictions on Dividends: For as long as any Senior Preferred is outstanding, no dividends may be declared or paid on junior preferred shares, preferred shares ranking pari passu with the Senior Preferred, or common shares (other than in the case of pari passu preferred shares, dividends on a pro rata basis with the Senior Preferred), nor may the QFI repurchase or redeem any junior preferred shares, preferred shares ranking pari passu with the Senior Preferred or common shares, unless (i) in the case of cumulative Senior Preferred all accrued and unpaid dividends for all past dividend periods on the Senior Preferred are fully paid or (ii) in the case of non-cumulative Senior Preferred the full dividend for the latest completed dividend period has been declared and paid in full.

Common dividends: The UST’s consent shall be required for any increase in common dividends per share until the third anniversary of the date of this investment unless prior to such third anniversary the Senior Preferred is redeemed in whole or the UST has transferred all of the Senior Preferred to third parties.

Repurchases: The UST’s consent shall be required for any share repurchase (other than (i) repurchases of the Senior Preferred and (ii) repurchases of junior preferred shares or common shares in connection with any benefit plan in the ordinary course of business consistent with past practice) until the third anniversary of the date of this investment unless prior to such third anniversary the Senior Preferred is redeemed in whole or the UST has transferred all of the Senior Preferred to third parties. In addition, there shall be no share repurchases of junior preferred shares, preferred shares ranking pari passu with the Senior Preferred, or common shares if prohibited as described above under “Restrictions on Dividends.”

Voting Rights: The Senior Preferred shall be non-voting, other than class voting rights on (i) any authorization or issuance of shares ranking senior to the Senior Preferred, (ii) any amendment to the rights of Senior Preferred, or (iii) any merger, exchange or similar transaction which would adversely affect the rights of the Senior Preferred. If dividends on the Senior Preferred are not paid in full for six dividend periods, whether or not consecutive, the Senior Preferred will have the right to elect 2 directors. The right to elect directors will end when full dividends have been paid for four consecutive dividend periods.

Transferability: The Senior Preferred will not be subject to any contractual restrictions on transfer. The QFI will file a shelf registration statement covering the Senior Preferred as promptly as practicable after the date of this investment and, if necessary, shall take all action required to cause such shelf registration statement to be declared effective as soon as possible. The QFI will also grant to the UST piggyback registration rights for the Senior Preferred and will take such other steps as may be reasonably requested to facilitate the transfer of the Senior Preferred including, if requested by the UST, using reasonable efforts to list the Senior Preferred on a national securities exchange. If requested by the UST, the QFI will appoint a depositary to hold the senior Preferred and issue depositary receipts.

Executive Compensation: As a condition to the closing of this investment, the QFI and its senior executive officers covered by the EESA shall modify or terminate all benefit plans, arrangements and agreements (including golden parachute agreements) to the extent necessary to be in compliance with, and following the closing and for so long as UST holds any equity or debt securities of the QFI, the QFI shall agree to be bound by, the executive compensation and corporate governance requirements of Section 111 of the EESA and any guidance or regulations issued by the Secretary of the Treasury on or prior to the date of this investment to carry out the provisions of such subsection. As an additional condition to closing, the QFI and its senior executive officers covered by the EESA shall grant to the UST a waiver releasing the UST from any claims that the QFI and such senior executive officers may otherwise have as a result of the issuance of any regulations which modify the terms of benefit plans, arrangements and agreements to eliminate any provisions that would not be in compliance with the executive compensation and corporate governance requirements of Section 111 of the EESA and any guidance or regulations issued by the Secretary of the Treasury on or prior to the date of this investment to carry out the provisions of such subsection.

Summary of Warrant Terms

Warrant: The UST will receive warrants to purchase a number of shares of common stock of the QFI having an aggregate market price equal to 15% of the Senior Preferred amount on the date of investment, subject to reduction as set forth below under “Reduction”. The initial exercise price for the warrants, and the market price for determining the number of shares of common stock subject to the warrants, shall be the market price for the common stock on the date of the Senior Preferred investment (calculated on a 20-trading day trailing average), subject to customary anti-dilution adjustments. The exercise price shall be reduced by 15% of the original exercise price on each six-month anniversary of the issue date of the warrants if the consent of the QFI stockholders described below has not been received, subject to a maximum reduction of 45% of the original exercise price.

Term: 10 years

Exercisability: Immediately exercisable, in whole or in part

Transferability: The warrants will not be subject to any contractual restrictions on transfer; provided that the UST may only transfer or exercise an aggregate of one half of the warrants prior to the earlier of (i) the date on which the QFI has received aggregate gross proceeds of not less than 100% of the issue price of the Senior Preferred from one or more Qualified Equity Offerings and (ii) December 31, 2009. The QFI will file a shelf registration statement covering the warrants and the common stock underlying the warrants as promptly as practicable after the date of this investment and, if necessary, shall take all action required to cause such shelf registration statement to be declared effective as soon as possible. The QFI will also grant to the UST piggyback registration rights for the warrants and the common stock underlying the warrants. The QFI will apply for the listing on the national exchange on which the QFI’s common stock is traded of the common stock underlying the warrants and will take such other steps as may be reasonably requested to facilitate the transfer of the warrants or the common stock.

Voting: The UST will agree not to exercise voting power with respect to any shares of common stock of the QFI issued to it upon exercise of the warrants.

Reduction: In the event that the QFI has received aggregate gross proceeds of not less than 100% of the issue price of the Senior Preferred from one or more Qualified Equity Offerings on or prior to December 31, 2009, the number of shares of common stock underlying the warrants then held by the UST shall be reduced by a number of shares equal to the product of (i) the number of shares originally underlying the warrants (taking into account all adjustments) and (ii) 0.5.

Consent: In the event that the QFI does not have sufficient available authorized shares of common stock to reserve for issuance upon exercise of the warrants and/or stockholder approval is required for such issuance under applicable stock exchange rules, the QFI will call a meeting of its stockholders as soon as practicable after the date of this investment to increase the number of authorized shares of common stock and/or comply with such exchange rules, and to take any other measures deemed by the UST to be necessary to allow the exercise of warrants into common stock.

Substitution: In the event the QFI is no longer listed or traded on a national securities exchange or securities association, or the consent of the QFI stockholders described above has not been received within 18 months after the issuance date of the warrants, the warrants will be exchangeable, at the option of the UST, for senior term debt or another economic instrument or security of the QFI such that the UST is appropriately compensated for the value of the warrant, as determined by the UST.

PROXY

FIRST CHESTER COUNTY CORPORATION

SPECIAL MEETING OF SHAREHOLDERS,                                      , 2008

THIS PROXY IS SOLICITED ON BEHALF OF

THE BOARD OF DIRECTORS OF FIRST CHESTER COUNTY CORPORATION

The undersigned, revoking any contrary proxy previously given, hereby appoints                                                                                  and                                                      (the “Proxies”), and each of them, jointly and severally, as attorneys and proxies of the undersigned, with full power of substitution, for and in the name, place and stead of the undersigned, to appear at the Special Meeting of Shareholders of First Chester County Corporation (the “Corporation”) to be held on                , 2008 and at any adjournment of such meeting, and to vote, as designated on the reverse side of this proxy card, all shares of the common stock of First Chester County Corporation which the undersigned would be entitled to vote if personally present. By signing and returning this proxy, the undersigned gives the Proxies discretionary authority regarding any other business which may properly come before the Special Meeting, or any adjournment thereof.

The Board of Directors recommends a vote “FOR” the Amendment to the Corporation’s Articles of Incorporation providing for the authorization of the issuance of 25,000 shares of preferred stock, $1,000.00 par value per share and “FOR” the approval of the adjournment of the Special Meeting, if necessary.

PLEASE MARK, SIGN, DATE AND RETURN THIS PROXY

PROMPTLY USING THE ENCLOSED ENVELOPE.

FIRST CHESTER COUNTY CORPORATION

VOTE BY MAIL

Mark, sign and date your proxy card and return it in postage-paid envelope we have provided or return it to First Chester County Corporation, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED

This proxy will be voted as directed. If no directions to the contrary are indicated, the Proxies intend to vote “FOR” the Amendment to the Articles of Incorporation to authorize the issuance of 25,000 shares of preferred stock, $1,000.00 par value per share and “FOR” the adjournment of the Special Meeting, if necessary.

PROPOSALS:

1.         APPROVAL OF THE AMENDMENT TO THE ARTICLES OF INCORPORATION OF FIRST CHESTER COUNTY CORPORATION PROVIDING FOR THE AUTHORIZATION OF THE ISSUANCE OF 25,000 SHARES OF PREFERRED STOCK, $1,000.00 PAR VALUE PER SHARE.

[	] VOTE FOR	[	] VOTE AGAINST	[	] ABSTAIN

2.         APPROVAL OF THE ADJOURNMENT OF THE SPECIAL MEETING, IF NECESSARY, TO SOLICIT ADDITIONAL PROXIES IN THE EVENT THAT THERE ARE NOT SUFFICIENT VOTES AT THE TIME OF THE SPECIAL MEETING TO APPROVE THE AMENDMENT TO THE ARTICLES OF INCORPORATION.

[	] VOTE FOR	[	] VOTE AGAINST	[	] ABSTAIN

3.         OTHER MATTERS – TO VOTE WITH RESPECT TO ANY OTHER MATTERS THAT MAY PROPERLY COME BEFORE THE MEETING OR ANY ADJOURNMENT THEREOF.

Please sign exactly as the name appears hereon. When shares are held by joint tenants, both should sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign in full corporate name by President or other authorized officer and affix corporate seal. If a partnership, please sign in partnership name by general partner.

Signature Date

Signature (Joint Owners) Date